August 5, 2009

The Board of Directors

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402

Re:	Registration Statement on Form S-3 to Register an Additional $20,000,000 in
Securities Relating to Prior Registration Statement on Form S-3 (SEC File No.
333-154418)

Ladies and Gentlemen:

We have acted as special counsel for Columbia Banking System, Inc., a Washington corporation (“Columbia”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of $20,000,000 of common and preferred shares of Columbia, no par value per share (the “Shares”), covered by the above-referenced Registration Statement and any amendments thereto (the “Registration Statement”) to be filed by Columbia with the Securities and Exchange Commission (the “Commission”) under the Act.

In connection with the Shares that will be registered and issued under the Registration Statement, we have examined the following: (i) the Registration Statement to be filed by Columbia with the Commission; (ii) resolutions adopted by the Board of Directors of Columbia (“Board of Directors”) relating to the authorization and approval of the registration of the Shares under the Registration Statement; and (iii) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Columbia or representations of Columbia contained or incorporated by reference in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

Our opinion assumes that the issuance of Shares covered by the Registration Statement by Columbia from time to time will be approved by the Board of Directors, in accordance with Washington law and the Articles of Incorporation and Bylaws of Columbia (such approval being referred to herein as the “Corporate Proceedings”).

Columbia Banking System, Inc.

August 5, 2009

Based upon and relying solely upon the foregoing, we advise you that in our opinion, upon completion of all Corporate Proceedings relating to the Shares, or any portion thereof, the Shares will be (assuming that, upon issuance, the total number of Shares issued and outstanding will not exceed the total number of Shares that Columbia is then authorized to issue under its Articles of Incorporation) duly authorized and, when and if delivered against payment therefor in accordance with the Corporate Proceedings, will be validly issued under the laws of the State of Washington, and will be fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

/s/ Graham & Dunn PC